Exhibit 99.1

KONTOOR BRANDS REPORTS 2024 FIRST QUARTER RESULTS; RAISES FULL YEAR OUTLOOK

First Quarter 2024 Highlights
•Revenue of $631 million decreased 5 percent compared to prior year
•Reported gross margin was 45.2 percent. Adjusted gross margin was 45.7 percent and increased 270 basis points compared to prior year
•Reported EPS was $1.05. Adjusted EPS of $1.16 was consistent with prior year
•Inventory decreased 24 percent compared to prior year
•The Company repurchased $20 million of shares
•The Company’s Board of Directors declared a regular quarterly cash dividend of $0.50 per share

Updated Full Year 2024 Financial Outlook
•Revenue is expected to be in the range of $2.57 to $2.63 billion, representing a decrease of 1 percent to an increase of 1 percent, consistent with the prior outlook
•Adjusted gross margin is now expected to approximate 44.6 percent (44.2 to 44.4 percent prior), representing an increase of 210 basis points compared to the prior year on an adjusted basis, excluding the out-of-period duty charge
•Adjusted operating income is now expected to be in the range of $377 to $387 million ($372 to $382 million prior), representing an increase of 8 to 11 percent compared to the prior year on an adjusted basis, excluding the out-of-period duty charge
•Adjusted EPS is now expected to be in the range of $4.70 to $4.80 ($4.65 to $4.75 prior), representing an increase of 6 to 8 percent compared to the prior year on an adjusted basis excluding the out-of-period duty charge
•Cash from operations is now expected to exceed $335 million (exceed $325 million prior)

GREENSBORO, N.C. - May 2, 2024 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its first quarter ended March 30, 2024.

“Our first quarter results were stronger than expected, driven by higher revenue, gross margin, and cash flow,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands. “We are pleased with another quarter of market share gains and the improvement we saw in POS and retailer inventories over the course of the first quarter. As a result of our strong start to the year and increased visibility into gross margin expansion, we are raising our full year earnings outlook.”

First Quarter 2024 Income Statement Review

Revenue was $631 million and decreased 5 percent (6 percent decrease in constant currency) compared to the prior year. The revenue decline was primarily driven by retailer inventory management actions in the U.S., a decrease in revenue from seasonal product, and lower international revenue, primarily in Europe.

U.S. revenue was $492 million and decreased 5 percent compared to the prior year. U.S. wholesale revenue decreased 6 percent. Growth in owned brick-and-mortar stores was more than offset by reduced wholesale shipments as retailers tightly managed inventory levels.

International revenue was $139 million, a 7 percent decrease (8 percent decrease in constant currency) compared to the prior year. Europe decreased 9 percent (11 percent decrease in constant currency), with 13 percent growth in direct-to-consumer (10 percent growth in constant currency) more than offset by a 13 percent decline in wholesale (16 percent decrease in constant currency). Asia decreased 7 percent (3 percent decrease in constant currency), with a 5 percent decrease in wholesale (1 percent decrease in constant currency) and a 9 percent decrease in direct-to-consumer (5 percent decrease in constant currency). Non-U.S. Americas decreased 2 percent (7 percent decrease in constant currency) driven by a decline in wholesale. International direct-to-consumer was flat (an increase of 1 percent in constant currency), with 10 percent growth in digital (12 percent growth in constant currency) offset by a 5 percent decrease in owned brick-and-mortar stores.

Wrangler brand global revenue was $409 million, a 3 percent decrease (4 percent decrease in constant currency) compared to the prior year. Wrangler U.S. revenue decreased 2 percent, as a result of reduced wholesale shipments partially offset by growth in direct-to-consumer. Wrangler international revenue decreased 10 percent (13 percent decrease in constant currency), with 25 percent growth in direct-to-consumer (21 percent growth in constant currency) more than offset by a decline in wholesale.

Lee brand global revenue was $219 million, a 9 percent decrease compared to the prior year. Lee U.S. revenue decreased 12 percent driven by reduced shipments to the wholesale channel and a decline in direct-to-consumer. Lee international revenue decreased 4 percent (5 percent decrease in constant currency).

Gross margin increased 220 basis points to 45.2 percent on a reported basis and increased 270 basis points to 45.7 percent on an adjusted basis compared to the prior year. Adjusted gross margin expansion was driven by the benefits from lower product costs and channel mix, partially offset by lower pricing.

Selling, General & Administrative (SG&A) expenses were $201 million or 31.8 percent of revenue on a reported basis. On an adjusted basis, SG&A expenses were $195 million, or 30.9 percent of revenue, representing an increase of 2 percent compared to the prior year. Investments in demand creation, technology and direct-to-consumer were offset by prudent management of expenses, as well as lower distribution and freight expense.

Operating income was $84 million on a reported basis. On an adjusted basis, operating income was $93 million and decreased 2 percent compared to the prior year. Adjusted operating margin of 14.7 percent increased 50 basis points compared to the prior year.

Earnings per share (EPS) was $1.05 on a reported basis and $1.16 on an adjusted basis compared to EPS of $1.16 in the prior year.

Balance Sheet and Liquidity Review

The Company ended the first quarter with $215 million in cash and cash equivalents, and approximately $0.8 billion in long-term debt.

Inventory at the end of the first quarter was $501 million, down 24 percent compared to the prior year.

As of March 30, 2024, the Company had no outstanding borrowings under the Revolving Credit Facility and $493 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.50 per share, payable on June 20, 2024, to shareholders of record at the close of business on June 10, 2024.

Consistent with a commitment to return cash to shareholders, the Company repurchased $20 million of common stock during the first quarter. When combined with the strong dividend, the Company returned a total of $48 million to shareholders during the first quarter. The Company has $280 million remaining under its authorized share repurchase program.

Updated 2024 Outlook

“We are raising our full year earnings outlook driven by better-than-expected first quarter results and stronger gross margin expansion for the balance of the year,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands. “We continue to plan the business conservatively in light of the environment but are confident our brand investments and organizational efficiency will support accelerated earnings growth and free cash flow generation for the remainder of the year while maintaining significant capital allocation optionality.”

The Company’s updated 2024 outlook includes the following:

•Revenue is expected to be in the range of $2.57 to $2.63 billion, reflecting a decrease of 1 percent to an increase of 1 percent compared to the prior year, consistent with the prior outlook. The Company continues to expect growth from channel and category expansion, expanded distribution and market share gains to be offset by conservative retailer inventory management and macroeconomic pressures on consumer spending around the globe.

The Company continues to expect first half revenue to decline at a mid-single digit rate compared to the prior year, consistent with the prior outlook.

•Adjusted gross margin is now expected to approximate 44.6 percent, representing an increase of 210 basis points compared to adjusted gross margin in the prior year, excluding the out-of-period duty expense. This compares to the prior gross margin outlook of 44.2 to 44.4 percent. Gross margin expansion is driven by the benefits of mix as well as lower product costs.

The Company continues to anticipate stronger gross margin expansion in the first half, with gross margin now expanding more than 300 basis points on an adjusted basis compared to the prior year. This compares to the prior outlook of more than 250 basis points of gross margin expansion in the first half. In the second quarter, the Company expects gross margin of approximately 44.2 percent.

•Adjusted SG&A is expected to increase at a low- to mid-single digit percentage compared to adjusted SG&A in the prior year, consistent with the prior outlook. The Company will continue to invest in its brands and capabilities in support of long-term profitable growth, including demand creation, DTC, and international expansion, while remaining disciplined with expenses.

•Adjusted operating income is now expected to be in the range of $377 to $387 million, reflecting an increase of between 8 and 11 percent compared to adjusted operating income in the prior year, excluding the out-of-period duty expense. This compares to the prior outlook of adjusted operating income of $372 to $382 million.

•Adjusted EPS is now expected to be in the range of $4.70 to $4.80 compared to the prior outlook of $4.65 to $4.75. Excluding the out-of-period duty expense in the prior year, adjusted EPS is now expected to increase between 6 and 8 percent compared to the prior outlook of a 4 to 7 percent increase. Full year 2024 EPS includes an approximate 5 percentage point headwind from a higher tax rate.

The Company now anticipates first half adjusted EPS to increase at a mid-single-digit rate. This compares to the prior outlook of approximately flat adjusted EPS compared to the prior year. In the second quarter, the Company expects adjusted EPS of approximately $0.85.

•Capital Expenditures are expected to be approximately $40 million.

•The Company expects an effective tax rate of approximately 20 percent. Interest expense is expected to approximate $35 million. Other Expense is expected to be in the range of $12 million to $14 million. Average shares outstanding are expected to be approximately 57 million, excluding the impact of any future share repurchases.

•The Company now expects cash flow from operations to exceed $335 million driven by the combination of accelerated earnings growth and a continued normalization of inventory. This compares to the prior outlook of cash flow from operations to exceed $325 million.

•The Company’s outlook does not yet reflect the anticipated impact of Project Jeanius.

This release refers to “adjusted” amounts from 2024 and 2023 and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. Unless otherwise noted, “reported” and “constant currency” amounts are the same. As previously disclosed, full year 2023 results included a $14 million duty charge related to prior years. All per share amounts are presented on a diluted basis. Amounts as presented herein may not recalculate due to the use of unrounded numbers.

Webcast Information

Kontoor Brands will host its first quarter 2024 conference call beginning at 8:30 a.m. Eastern Time today, May 2, 2024. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2024 represent charges related to business optimization activities and actions to streamline and transfer select production within our internal manufacturing network. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

For forward-looking non-GAAP measures included in this filing, the Company does not provide a reconciliation to the most comparable GAAP financial measures because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing and/or amount of various items that have not yet occurred and have been excluded from adjusted measures. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including inflation, elevated interest rates, recessionary concerns and fluctuating foreign currency exchange rates, as well as continuing global supply chain issues and geopolitical events, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company’s business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; reliance on a small number of large customers; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; disruption and volatility in the global capital and credit markets and its impact on the Company's ability to obtain short-term or long-term financing on favorable terms; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; the impact of climate change and related legislative and regulatory responses; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the

Company’s licensees to generate expected sales and maintain the value of the Company’s brands; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases.

Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Michael Karapetian, (336) 332-4263
Vice President, Corporate Development, Strategy, and Investor Relations
Michael.Karapetian@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March		%
(Dollars and shares in thousands, except per share amounts)	2024	2023	Change
Net revenues	$631,202	$667,123	(5)%
Costs and operating expenses
Cost of goods sold	346,058	380,422	(9)%
Selling, general and administrative expenses	200,714	191,752	5%
Total costs and operating expenses	546,772	572,174	(4)%
Operating income	84,430	94,949	(11)%
Interest expense	(9,292)	(10,273)	(10)%
Interest income	2,425	419	479%
Other expense, net	(2,883)	(2,226)	30%
Income before income taxes	74,680	82,869	(10)%
Income taxes	15,173	16,573	(8)%
Net income	$59,507	$66,296	(10)%
Earnings per common share
Basic	$1.07	$1.19
Diluted	$1.05	$1.16
Weighted average shares outstanding
Basic	55,735	55,646
Diluted	56,739	56,940
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53-week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended March 2024 and March 2023 correspond to the 13-week fiscal periods ended March 30, 2024 and April 1, 2023, respectively. References to March 2024, December 2023 and March 2023 relate to the balance sheets as of March 30, 2024, December 30, 2023 and April 1, 2023, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 2024	December 2023	March 2023
ASSETS
Current assets
Cash and cash equivalents	$215,059	$215,050	$52,677
Accounts receivable, net	239,632	217,673	224,024
Inventories	501,341	500,353	660,089
Prepaid expenses and other current assets	104,208	110,808	102,757
Total current assets	1,060,240	1,043,884	1,039,547
Property, plant and equipment, net	110,304	112,045	104,999
Operating lease assets	56,268	54,812	55,116
Intangible assets, net	12,135	12,497	13,173
Goodwill	209,566	209,862	209,904
Other assets	212,924	212,339	220,831
TOTAL ASSETS	$1,661,437	$1,645,439	$1,643,570
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$—	$—	$7,255
Current portion of long-term debt	20,000	20,000	12,500
Accounts payable	187,200	180,220	163,871
Accrued and other current liabilities	163,251	171,414	197,203
Operating lease liabilities, current	22,187	21,003	21,241
Total current liabilities	392,638	392,637	402,070
Operating lease liabilities, noncurrent	37,016	36,753	32,472
Other liabilities	85,344	80,215	81,796
Long-term debt	759,246	763,921	827,944
Total liabilities	1,274,244	1,273,526	1,344,282
Commitments and contingencies
Total equity	387,193	371,913	299,288
TOTAL LIABILITIES AND EQUITY	$1,661,437	$1,645,439	$1,643,570

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March
(In thousands)	2024	2023
OPERATING ACTIVITIES
Net income	$59,507	$66,296
Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation and amortization	9,505	9,127
Stock-based compensation	5,768	1,002
Other, including working capital changes	(18,312)	(89,047)
Cash provided (used) by operating activities	56,468	(12,622)
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(4,491)	(6,463)
Capitalized computer software	(1,154)	(5,483)
Other	(787)	149
Cash used by investing activities	(6,432)	(11,797)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	—	178,000
Repayments under revolving credit facility	—	(128,000)
Repayments of term loan	(5,000)	(2,500)
Repurchases of Common Stock	(20,105)	—
Dividends paid	(27,844)	(26,808)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(1,665)	(3,619)
Other	—	(57)
Cash (used) provided by financing activities	(54,614)	17,016
Effect of foreign currency rate changes on cash and cash equivalents	4,587	901
Net change in cash and cash equivalents	9	(6,502)
Cash and cash equivalents – beginning of period	215,050	59,179
Cash and cash equivalents – end of period	$215,059	$52,677

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended March		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2024	2023
Segment revenues:
Wrangler	$409,494	$423,147	(3)%	(4)%
Lee	219,443	240,649	(9)%	(9)%
Total reportable segment revenues	628,937	663,796	(5)%	(6)%
Other revenues (b)	2,265	3,327	(32)%	(32)%
Total net revenues	$631,202	$667,123	(5)%	(6)%
Segment profit:
Wrangler	$74,666	$71,107	5%	4%
Lee	35,094	39,573	(11)%	(11)%
Total reportable segment profit	$109,760	$110,680	(1)%	(1)%
Corporate and other expenses	(28,060)	(18,064)	55%	56%
Interest expense	(9,292)	(10,273)	(10)%	(10)%
Interest income	2,425	419	479%	484%
(Loss) profit related to other revenues (b)	(153)	107	(243)%	(243)%
Income before income taxes	$74,680	$82,869	(10)%	(10)%
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category to reconcile segment revenues and segment profit to the Company's operating results, but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of Rock & Republic®, other company-owned brands and private label apparel.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended March 2024
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$409,494	$(1,594)	$407,900
Lee	219,443	(335)	219,108
Total reportable segment revenues	628,937	(1,929)	627,008
Other revenues	2,265	—	2,265
Total net revenues	$631,202	$(1,929)	$629,273
Segment profit:
Wrangler	$74,666	$(507)	$74,159
Lee	35,094	28	35,122
Total reportable segment profit	$109,760	$(479)	$109,281
Corporate and other expenses	(28,060)	(49)	(28,109)
Interest expense	(9,292)	—	(9,292)
Interest income	2,425	22	2,447
(Loss) profit related to other revenues	(153)	—	(153)
Income before income taxes	$74,680	$(506)	$74,174
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended March
(Dollars in thousands, except per share amounts)	2024	2023

Cost of goods sold - as reported under GAAP	$346,058	$380,422
Restructuring and other transformation costs (a)	(3,038)	—
Adjusted cost of goods sold	$343,020	$380,422

Selling, general and administrative expenses - as reported under GAAP	$200,714	$191,752
Restructuring and other transformation costs (a)	(5,357)	—
Adjusted selling, general and administrative expenses	$195,357	$191,752

Diluted earnings per share - as reported under GAAP	$1.05	$1.16
Restructuring and other transformation costs (a)	0.11	—
Adjusted diluted earnings per share	$1.16	$1.16

Net income - as reported under GAAP	$59,507	$66,296
Income taxes	15,173	16,573
Interest expense	9,292	10,273
Interest income	(2,425)	(419)
EBIT	$81,547	$92,723
Depreciation and amortization	9,505	9,127
EBITDA	$91,052	$101,850
Restructuring and other transformation costs (a)	8,395	—
Adjusted EBITDA	$99,447	$101,850
As a percentage of total net revenues	15.8%	15.3%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended March
	2024		2023
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP

Net revenues	$631,202	$631,202	$667,123

Gross margin	$285,144	$288,182	$286,701
As a percentage of total net revenues	45.2%	45.7%	43.0%

Selling, general and administrative expenses	$200,714	$195,357	$191,752
As a percentage of total net revenues	31.8%	30.9%	28.7%

Operating income	$84,430	$92,825	$94,949
As a percentage of total net revenues	13.4%	14.7%	14.2%
Earnings per share - diluted	$1.05	$1.16	$1.16

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended March 2024
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$328,725	$119,147	$2,092	$449,964
Non-U.S. Wholesale	44,438	63,618	—	108,056
Direct-to-Consumer	36,331	36,678	173	73,182
Total	$409,494	$219,443	$2,265	$631,202

Geographic revenues
U.S.	$357,463	$132,283	$2,265	$492,011
International	52,031	87,160	—	139,191
Total	$409,494	$219,443	$2,265	$631,202

	Three Months Ended March 2023
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$337,676	$135,299	$3,228	$476,203
Non-U.S. Wholesale	51,919	66,005	10	117,934
Direct-to-Consumer	33,552	39,345	89	72,986
Total	$423,147	$240,649	$3,327	$667,123

Geographic revenues
U.S.	$365,129	$149,690	$3,317	$518,136
International	58,018	90,959	10	148,987
Total	$423,147	$240,649	$3,327	$667,123

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended March
	2024	2023	2024 to 2023
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$357,463	$365,129	(2)%	(2)%
Lee U.S.	132,283	149,690	(12)%	(12)%
Other	2,265	3,317	(32)%	(32)%
Total U.S. revenues	$492,011	$518,136	(5)%	(5)%

Wrangler International	$52,031	$58,018	(10)%	(13)%
Lee International	87,160	90,959	(4)%	(5)%
Other	—	10	(100)%	(100)%
Total International revenues	$139,191	$148,987	(7)%	(8)%

Global Wrangler	$409,494	$423,147	(3)%	(4)%
Global Lee	219,443	240,649	(9)%	(9)%
Global Other	2,265	3,327	(32)%	(32)%
Total revenues	$631,202	$667,123	(5)%	(6)%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)" for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Adjusted Return on Invested Capital (Non-GAAP)
(Unaudited)

(Dollars in thousands)	Trailing Twelve Months Ended March
Numerator	2024	2023
Net Income	$224,205	$230,979
Plus: Income taxes	39,505	70,581
Plus: Interest income (expense), net	33,630	35,867
EBIT	$297,340	$337,427
Plus: Restructuring and other transformation costs (b)	22,722	12,626
Plus: Operating lease interest (c)	1,202	984
Adjusted EBIT	$321,264	$351,037
Adjusted effective income tax rate (d)	16%	23%
Adjusted net operating profit after taxes	$271,363	$269,372

Denominator	March 2024	March 2023	March 2022
Equity	$387,193	$299,288	$184,090
Plus: Current portion of long-term debt and other borrowings	20,000	19,755	2,739
Plus: Noncurrent portion of long-term debt	759,246	827,944	789,143
Plus: Operating lease liabilities (e)	59,203	53,713	49,074
Less: Cash and cash equivalents	(215,059)	(52,677)	(193,630)
Invested capital	$1,010,583	$1,148,023	$831,416
Average invested capital (f)	$1,079,303	$989,720

Net income to average debt and equity (g)	19.4%	21.8%
Adjusted return on invested capital	25.1%	27.2%
Non-GAAP Financial Information: Adjusted return on invested capital ("ROIC") is a non-GAAP measure. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. ROIC may be different from similarly titled measures used by other companies. Amounts herein may not recalculate due to the use of unrounded numbers.
(b) See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.
(c) Operating lease interest is based upon the discount rate for each lease and recorded as a component of rent expense within "Selling, general and administrative expenses" in the Company's statements of operations. The adjustment for operating lease interest represents the add-back to earnings before interest and taxes ("EBIT") based upon the assumption that properties under our operating leases were owned or accounted for as finance leases. Operating lease interest is added back to EBIT in the adjusted ROIC calculation to account for differences in capital structure between us and other companies.
(d) Effective income tax rate adjusted for restructuring and other transformation costs and the corresponding tax impact. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.
(e) Total of "Operating lease liabilities, current" and "Operating lease liabilities, noncurrent" in the Company's balance sheets.
(f) The average is based on the "Invested capital" at the end of the current period and at the end of the comparable prior period.
(g) Calculated as "Net income" divided by average "Debt" and "Equity." "Debt" includes the current and noncurrent portion of long-term debt as well as other short-term borrowings. The average is based on the subtotal of "Debt" and "Equity" at the end of the current period and at the end of the comparable prior period.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During the three months ended March 2024, restructuring and other transformation costs included $7.2 million related to business optimization activities and $1.2 million related to streamlining and transferring select production within our internal manufacturing network. Total restructuring and other transformation costs resulted in a corresponding tax impact of $2.0 million for the three months ended March 2024.
(b) During the trailing twelve months ended March 2024, restructuring and other transformation costs were $22.7 million related to reductions in our global workforce, streamlining and transferring select production within our internal manufacturing network, optimizing and globalizing our operating model and other business optimization activities. Total restructuring and other transformation costs resulted in a corresponding tax impact of $5.0 million for the trailing twelve months ended March 2024.
During the trailing twelve months ended March 2023, restructuring and other transformation costs were $12.6 million net, related to severance and employee-related benefit costs, a pension curtailment gain, other employee-related benefits and other costs. All restructuring and other transformation costs during the trailing twelve months ended March 2023 are attributable to the globalization of the Company’s operating model and relocation of the European headquarters. Total restructuring and other transformation costs resulted in a corresponding tax impact of $2.5 million for the trailing twelve months ended March 2023.